Independent Auditor's Consent


We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-36076 and 333-76046) filed by First Bancorp of Indiana, Inc. of our report dated July 25, 2003 on our audits of the consolidated financial statements and financial statement schedules of First Bancorp of Indiana, Inc. as of June 30, 2003 and 2002 and each of the years in the three-year period ended June 30, 2003, which report is included in the Annual Report on Form 10-KSB for the year ended June 30, 2003 of First Bancorp of Indiana, Inc.

/s/ BKD, LLP
-------------------
BKD, LLP

Evansville, Indiana
September 24, 2003